ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-158385 Dated July 26, 2010

HSBC USA Inc. Autocallable Optimization Securities with Contingent Protection Linked to the Common Stock of Cisco Systems, Inc. due on or about August 2, 2011

Investment Description

These Autocallable Optimization Securities with Contingent Protection Linked to the common stock of Cisco Systems, Inc., are senior unsecured notes issued by HSBC USA Inc., which we refer to as the “Securities”. The Securities are designed for investors who want to express a neutral or bullish view of the performance of shares of Cisco Systems, Inc. (the “Reference Share”). If the Closing Price of the Reference Share on any monthly Observation Date is at or above the Initial Share Price of the Reference Share, the Securities will be called for an annualized return of between 13.80% and 16.80% (to be determined on the Trade Date). If the Securities are not called, at maturity you will receive your Principal Amount unless the Final Share Price is below the Trigger Price on the Final Valuation Date, in which case you will receive a payment equal to the Principal Amount of your Securities reduced by 1 percent for each 1 percent of any negative percentage return of the Reference Share at maturity. Investing in the Securities involves significant risks. You must be willing to risk losing up to 100% of your investment. The contingent protection feature applies only if you hold the Securities to maturity. Any payment on the Securities, including any principal protection feature, is subject to the creditworthiness of HSBC.

Features

❑
Tactical Investment Opportunity: If you believe the Reference Share will appreciate in value over the term of the Securities but are unsure about the exact timing or magnitude of the appreciation, the Securities provide an opportunity to generate returns based on this market view. The Securities will be automatically called for par plus the call return if the Closing Price of the Reference Share on any Observation Date is equal to or greater than the Closing Price of the Reference Share on the Trade Date. If the Securities are not called, investors will have downside market exposure to the Reference Share at maturity, subject to the contingent protection feature.

❑
Contingent Protection Feature: If the Securities are not called and you hold the Securities to maturity and the Final Share Price is not below the Trigger Price on the Final Valuation Date, you will receive at least 100% of your principal, subject to the creditworthiness of HSBC USA Inc. If the Final Share Price is below the Trigger Price on the Final Valuation Date, your investment will be fully exposed to the negative Reference Share Return and you will lose some or all of your initial investment.

Key Dates[1]

Trade Date	July 27, 2010
Settlement Date	July 30, 2010
Final Valuation Date[2]	July 27, 2011
Maturity Date[2]	August 2, 2011

1 Expected.  In the event HSBC makes any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same and the Observation Dates may be adjusted in a similar manner.
2 Subject to postponement in the event of a Market Disruption Event.

Security Offering

We are offering the Securities, which are linked to the performance of the Reference Share, at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Reference Share	Call Return Rate	Initial Share Price	Trigger Price	CUSIP	ISIN
Cisco Systems, Inc.	An annualized return that will be between 13.80% and 16.80% (to be determined on the Trade Date)		$80.00% of the Initial Share Price	40432R740	US40432R7402
See “Additional Information about HSBC USA Inc. and the Securities” on page 2 of this free writing prospectus. The Securities offered will have the terms specified in the accompanying prospectus dated April 2, 2009, the accompanying prospectus supplement dated April 9, 2009 and the terms set forth herein. See “Key Risks” on page 7 of this free writing prospectus and the more detailed “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for risks related to the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Securities from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus for the distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Security	100%	1.25%	98.75%
Total

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This free writing prospectus relates to the offering of Securities linked to the Reference Share identified on the cover page.  The Reference Share described in this free writing prospectus is a reference asset as defined in the prospectus supplement, and these Securities being offered hereby are “Notes” for purposes of the prospectus supplement. As a purchaser of a Security, you will acquire an investment instrument linked to the Reference Share.  Although the offering of Securities relates to the Reference Share identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Reference Share, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated April 2, 2009 and the prospectus supplement dated April 9, 2009. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 of this free writing prospectus and in “Risk Factors” beginning on page S-3 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities.  HSBC urges you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Prospectus supplement dated April 9, 2009:
http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

♦	Prospectus dated April 2, 2009:
http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

As used herein, references to the “Issuer,” “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated April 9, 2009 and references to the “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 2, 2009.

Indicative Terms
Issuer	HSBC USA Inc. (A1/AA-/AA)[1] (“HSBC”)
Principal Amount	$10 per Security (subject to a minimum investment of $1,000).
Term	12 months, unless earlier called.
Trade Date	July 27, 2010
Settlement Date	July 30, 2010
Final Valuation Date	July 27, 2011, subject to adjustment in the event of a Market Disruption Event.
Maturity Date	August 2, 2011, subject to adjustment in the event of a Market Disruption Event.
Reference Share	Cisco Systems, Inc. (Ticker: CSCO)
Call Feature	The Securities will be called if the Closing Price of the Reference Share on any Observation Date is at or above the Initial Share Price.
Observation Dates
On or about August 25, 2010, September 24, 2010, October 25, 2010, November 23, 2010, December 27, 2010, January 25, 2011, February 22, 2011, March 25, 2011, April 25, 2011, May 24, 2011, June 24, 2011 and the Final Valuation Date (July 27, 2011), each subject to postponement in the event of a Market Disruption Event.

Call Settlement Dates	With respect to the first eleven Observation Dates, four business days following the applicable Observation Date. For the Final Valuation Date the Call Settlement Date will be the Maturity Date.
Return on Call Date
If the Securities are called, on a Call Settlement Date, investors will receive a cash payment per $10 Principal Amount of Securities equal to the Call Price for the applicable Observation Date. The Return on Call Date will be based upon an annualized return that will be between 13.80% and 16.80%. The actual annualized return upon which the Return on Call Date is based will be determined on the Trade Date.

Expected[2] Observation Date	Return on Call Date	Call Price (per $10.00 Security)

August 25, 2010
September 24, 2010
October 25, 2010
November 23, 2010
December 27, 2010
January 25, 2011
February 22, 2011
March 25, 2011
April 25, 2011
May 24, 2011
June 24, 2011
Final Valuation Date (July 27, 2011)
1.15% to 1.40% 2.30% to 2.80% 3.45% to 4.20% 4.60% to 5.60% 5.75% to 7.00% 6.90% to 8.40% 8.05% to 9.80% 9.20% to 11.20% 10.35% to 12.60% 11.50% to 14.00% 12.65% to 15.40% 13.80% to 16.80%
$10.12 to $10.14
$10.23 to $10.28
$10.35 to $10.42
$10.46 to $10.56
$10.58 to $10.70
$10.69 to $10.84
$10.81 to $10.98
$10.92 to $11.12
$11.04 to $11.26
$11.15 to $11.40
$11.27 to $11.54
$11.38 to $11.68

Payment at Maturity (per $10 Security)
If the Securities are not called, you will receive a payment on the Maturity Date calculated as follows:

If the Securities are not called and the Final Share Price of the Reference Share is not below the Trigger Price on the Final Valuation Date, you will receive a cash payment on the Maturity Date equal to $10 per $10 Principal Amount of Securities.[3]

If the Securities are not called and the Final Share Price  of the Reference Share is below the Trigger Price on the Final Valuation Date, you will receive a cash payment on the Maturity Date equal to:

$10 × (1 + Reference Share Return);

In this case, you will lose some or all of your Principal Amount, depending on how much the price of the Reference Share decreases during the Observation Period.

Reference Share	Final Share Price - Initial Share Price

Determining Payment Upon Call or at Maturity

Your Securities are not fully principal protected. If the Reference Share Return is negative and the Final Share Price of the Reference Share is below the Trigger Price on the Final Valuation Date, the contingent protection is lost and your Principal Amount will be fully exposed to a loss resulting from any decrease in the price of the Reference Share.
______________________
1 HSBC USA Inc. is rated A1 by Moody’s, AA- by Standard & Poor’s and AA by Fitch Ratings.  A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.  The securities themselves have not been independently rated.  Each rating should be evaluated independently of any other rating. However, because the return on the Securities is dependent upon factors in addition to our ability to pay our obligations under the Securities, such as the Closing Price, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Securities.
2 Expected. In the event HSBC makes any changes to the expected Trade Date and Settlement Date, the Observation Dates may be changed.
3 Contingent principal protection is provided by HSBC USA Inc. and, therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

Return	Initial Share Price
Trigger Price	80.00% of the Initial Share Price.
Observation Period	The period from, but excluding, the Trade Date to, and including, the Final Valuation Date.
Initial Share Price	The Closing Price of the Reference Share on the Trade Date.
Final Share Price	The Closing Price of the Reference Share on the Final Valuation Date.
Closing Price
The closing price on any scheduled trading day during the Observation Period will be the official price of one share of the Reference Share on the Relevant Exchange (as defined herein) as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange, as adjusted by the calculation as described under “Anti-dilution and Reorganization Adjustments” below.

Calculation Agent	HSBC USA Inc. or one of its affiliates.
Paying Agent
HSBC Bank USA, N.A. will act as Paying Agent with respect to the Securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Trustee
Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as Trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Investor Suitability
The Securities may be suitable for you if:
♦    You believe the Final Share Price of the Reference Share will not be below the Trigger Price on the Final Valuation Date, but you are willing to lose up to 100% of your principal if the Final Share Price is below the Trigger Price on the Final Valuation Date.
♦    You believe the Reference Share will remain stable for the term of the Securities and the Closing Price of the Reference Share will be at or above the Initial Share Price on at least one Observation Date, including the Final Valuation Date.
♦    You are willing to hold Securities that will be called on any Observation Date on which the price of the Reference Share closes at or above the Initial Share Price, or you are otherwise willing to hold the Securities to maturity.
♦    You are willing to make an investment whose return is limited to the pre-specified Return on Call Date, a total return based upon an annualized return that will be between 13.80% and 16.80%. The actual annualized return upon which the Return on Call Date is based will be set on the Trade Date.
♦    You do not seek current income from this investment.
♦    You are comfortable with the creditworthiness of HSBC, as issuer of the Securities.
♦    You do not seek an investment for which there is an active secondary market.
♦    You are willing to make an investment where you could lose some or all of your initial investment.

The Securities may not be suitable for you if:
♦    You believe the Final Share Price of the Reference Share will be below the Trigger Price on the Final Valuation Date.
♦    You believe that at maturity the Reference Share Return will be negative.
♦    You seek an investment that is 100% principal protected.
♦    You are not willing to make an investment in which you could lose up to 100% of your Principal Amount.
♦    You seek an investment whose return is not limited to the pre-specified return on any call date, an annualized return that will be between 13.80% and 16.80%. The actual annualized return will be set on the Trade Date.
♦    You seek an investment for which there will be an active secondary market.
♦    You are unable or unwilling to hold securities that will be called on any Observation Date on which the Closing Price of the Reference Share is at or above the Initial Share Price, or you are otherwise unable or unwilling to hold the Securities to maturity.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦    You seek current income from your investment.
♦    You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 7 of this free writing prospectus and “Risk Factors” on page S-3 of the prospectus supplement.

What are the tax consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities.  This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.  This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the Securities), more than 5% of the issuer of the Reference Share.  Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, HSBC’s special U.S. tax counsel in this transaction is Sidley Austin LLP.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities.  Under one reasonable approach, the Securities should be treated as pre-paid forward or other executory contracts with respect to the Reference Share.  HSBC intends to treat the Securities consistent with this approach, and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes.  Subject to certain limitations described in the prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Sidley Austin LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale, exchange or call and HSBC intends to treat any gain or loss upon maturity or an earlier sale, exchange or call as either short-term or long-term capital gain or loss, depending on your holding period in the Security at such time for U.S. federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

HSBC will not attempt to ascertain whether the issuer of the Reference Share would be treated as a United States real property holding corporation (“USRPHC”), as defined for U.S. federal income tax purposes. If the issuer of the Reference Share were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC by the issuer of the Reference Share and consult your tax advisor regarding the possible consequences to you if the issuer of the Reference Share is or becomes a USRPHC.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above.  For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of a Security is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities.  It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but HSBC urges you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
Contingent Principal Protection Applies Only in Limited Circumstances and Otherwise You May Lose Up to 100% of Your Initial Investment – Your Principal Amount will be protected only if you hold the Security to maturity and the Final Share Price of the Reference Share is not below the Trigger Price.  The Securities differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Securities if the Final Share Price of the Reference Share is below the Trigger Price.  In that event, the contingent protection will be lost and, at maturity, you will be fully exposed to the loss resulting from the decrease in the price of the Reference Share.  Accordingly, you may lose up to 100% of your Principal Amount.

♦
Certain Built-in Costs are Likely to Adversely Affect the Value of the Securities Prior to Maturity – You should be willing to hold your Securities to maturity.  The Securities are not designed to be short-term trading instruments.  The price at which you will be able to sell your Securities to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the Principal Amount of the Securities, even in cases where the Reference Share has appreciated since the Trade Date.

♦
Reinvestment Risk – If your Securities are called early, the holding period over which you would receive the per annum return of 13.80% to 16.80% (actual annualized return to be determined on Trade Date) could be as little as one month. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return for a similar level of risk in the event the Securities are called prior to the Maturity Date.

♦
Credit of Issuer – The Securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive the contingent principal protection or any other amounts owed to you under the terms of the Securities.

♦
Single Stock Risk — The price of the Reference Share can rise or fall sharply due to factors specific to that Reference Share and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

♦
Limited Return on the Securities – Your potential gain on a $10 Principal Amount of Securities will be limited to the Call Price applicable for an Observation Date (less the $10 initial investment), regardless of the appreciation in the Reference Share, which may be significant. Similarly, because the determination of whether the Securities will be called will be based on the Closing Price of the Reference Share on a limited number of Observation Dates prior to the Maturity Date, and because, if the Securities are not called, the Final Share Price will be based on the Closing Price of the Reference Share on the last Observation Date (i.e., the Final Valuation Date), your return may be adversely affected by a sudden or temporary decrease in the Closing Price of the Reference Share on any or all of the Observation Dates.  Conversely, you will not benefit from higher Closing Prices of the Reference Share at any time during the term of the Securities other than on the Observation Dates. As a result, you may receive a lower return on the Securities than you would receive if you were to invest directly in the Reference Share.

♦
No Assurances of a Flat or Bullish Environment - While the Securities are structured to provide positive returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Securities.

♦
Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of our affiliates may offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Securities, which will exclude any fees or commissions you paid when you purchased the Securities.

♦	No Interest – As a holder of the Securities, you will not receive interest payments.

♦
Owning the Securities is Not the Same as Owning the Reference Share — The return on your Securities may not reflect the return you would realize if you actually owned the Reference Share.  As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Share would have.  Furthermore, the Reference Share may appreciate substantially during the term of your Securities and you will not participate in such appreciation.

♦
Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS or Their Respective Affiliates – HSBC, UBS Financial Services Inc. or their respective affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities and which may be revised at any time.  Any such research, opinions or recommendations could affect the value of shares of the Reference Share and therefore, the market value of the Securities.

♦
Potential HSBC Impact on Price – Trading or transactions by HSBC USA Inc. or any of its affiliates in the Reference Share, or in futures, options, exchange-traded funds or other derivative products on the Reference Share, may adversely affect the market value of the Reference Share and, therefore, the market value of the Securities.

♦
Potential Conflict of Interest – HSBC and its affiliates may engage in business with the issuer of the Reference Share, which may present a conflict between the obligations of HSBC and you, as a holder of the Securities.  The Calculation Agent, which may be HSBC or any of its affiliates will determine the payment at maturity or on a Call Settlement Date based on observed prices of the Reference Share in the market.  The Calculation Agent can postpone the determination of the Closing Price of the Reference Share on an Observation Date and the corresponding Call Settlement Date if a Market Disruption Event exists on such Observation Date. Furthermore, the Calculation Agent can postpone the determination of the Final Share Price and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Price Prior to Maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors,

including the price of the Reference Share; the volatility of the Reference Share; the dividend rate paid on the Reference Share; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of HSBC.

♦
There is Limited Anti-dilution Protection — The Calculation Agent will adjust the Closing Price, which will affect the Return on Call Date or the Reference Share Return and, consequently, the payment at maturity, for certain events affecting the shares of the Reference Share, such as stock splits and corporate actions. The Calculation Agent is not required to make an adjustment for every corporate action which affects the shares of the Reference Share. If an event occurs that does not require the Calculation Agent to adjust the amount of the shares of the Reference Share, the market price of the notes may be materially and adversely affected. See “Anti-dilution and Reorganization Adjustments” below for additional information.

♦
The Securities are Not Insured by any Governmental Agency of The United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Securities is subject to the credit risk of the Issuer, and in the event that the Issuer is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Securities.

♦
In Some Circumstances, the Payment You Receive on the Securities May be Based on the Common Stock of Another Company and Not the Reference Share — Following certain corporate events relating to the respective issuer of the Reference Share where such issuer is not the surviving entity, the amount of cash you receive at maturity may be based on the common stock of a successor to the respective Reference Share issuer or any cash or any other assets distributed to holders of the Reference Share in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. See “Merger Event and Tender Offer” and “Anti-dilution and Reorganization Adjustments” below for additional information.  Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity you will receive an amount in cash equal to your Principal Amount unless the Final Share Price of the Reference Share is below the Trigger Price (as such Trigger Price may be adjusted by the Calculation Agent upon occurrence of one or more such events).

♦
Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the Securities, and therefore significant aspects of the tax treatment of the Securities are uncertain as to both the timing and character of any inclusion in income in respect of the Securities.  Under one reasonable approach, the Securities should be treated as pre-paid forward or other executory contracts with respect to the Reference Share.  HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of a Security is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities.  It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.

Hypothetical Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Share relative to its Initial Share Price. We cannot predict the Final Share Price of the Reference Share or the Closing Price of the Reference Share on any Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Reference Share. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity per $10.00 on a hypothetical offering of the Securities, based on the following assumptions (the actual Initial Share Price, Trigger Price, Returns on Call Dates and Call Prices for the Securities will be determined on the Trade Date):

Investment term:	12 months (unless earlier called)
Hypothetical Initial Share Price:	$100.00
Hypothetical Trigger Price:	$80.00 (80% of the Initial Share Price)
Hypothetical Returns on Call Dates and Call Prices*:

Observation Dates	Return on Call Date*	Call Price*
August 25, 2010	1.28%	$10.13
September 24, 2010	2.55%	$10.26
October 25, 2010	3.83%	$10.38
November 23, 2010	5.10%	$10.51
December 27, 2010	6.38%	$10.64
January 25, 2011	7.65%	$10.77
February 22, 2011	8.93%	$10.89
March 25, 2011	10.20%	$11.02
April 25, 2011	11.48%	$11.15
May 24, 2011	12.75%	$11.28
June 24, 2011	14.03%	$11.40
Final Valuation Date (July 27, 2011)	15.30%	$11.53

* based on a hypothetical Call Return Rate of 15.30% per annum.

Example 1—The Reference Share closes at $120.00 on the first Observation Date – the Securities are called.

Because the Closing Price of the Reference Share on the first Observation Date (August 25, 2010) is at or above the Initial Share Price, the Securities are automatically called at the applicable Call Price of $10.13 per Security, representing a 1.28% return on the Securities. As long as the Reference Share closes at or above the Initial Share Price on any of the twelve Observation Dates, you will receive the applicable Call Price, regardless of whether or not the Reference Share had closed below the Trigger Price on any scheduled trading day during the Observation Period.

Example 2— The Reference Share closes at $110.00 on the Final Valuation Date – the Securities are called.

Because (i) the Closing Price of the Reference Share on the first eleven Observation Dates is below the Initial Share Price and (ii) the Closing Price of the Reference Share on the final Observation Date, (which is also the Final Valuation Date) is above the Initial Share Price, the Securities are automatically called at the applicable Call Price of $11.53 per Security, representing a 15.30% return on the Securities.

Example 3— The Reference Share closes below the Initial Share Price on all twelve Observation Dates and on the Final Valuation Date it closes at $90.00 – the Securities are NOT called.

Because the Closing Price of the Reference Share on all twelve Observation Dates is below the Initial Share Price, the Securities are not automatically called. Furthermore, because the Final Share Price is not below the Trigger Price on the Final Valuation Date, you will receive the Principal Amount at maturity of $10.00 per Security (a return of zero percent).

Example 4— The Reference Share closes below the Initial Share Price on all twelve Observation Dates.  In addition, the Reference Share closes at $60.00 on the Final Valuation Date – the Securities are NOT called.

Because the Closing Prices of the Reference Share on all twelve Observation Dates are each below the Initial Share Price, the Securities are not automatically called.  Furthermore, because the Final Share Price of the Reference Share is below the Trigger Price on the Final Valuation Date, the contingent principal protection is lost and your principal is fully exposed to any decrease in the Final Share Price relative to the Initial Share Price on the Final Valuation Date.  Therefore you will suffer a loss on the Securities of 40.00%. Expressed as a formula:

Reference Share Return = ($60.00 – $100.00) / $100.00 = -40.00%
payment at maturity = $10 × [100% + -40%)] = $6.00

In this example, you would lose some of your Principal Amount at maturity.

If the Final Share Price is below the Trigger Price on the Final Valuation Date, the contingent protection feature is lost and you are fully exposed to any loss resulting from the decrease in the price of the Reference Share and you would lose some or all of your principal at maturity.

Information about the Reference Share

Included on the following pages is a brief description of the issuer of the Reference Share. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low intraday prices for the Reference Share. The information given below is for the four calendar quarters in each of 2005, 2006, 2007, 2008, and 2009 and the first  and second calendar quarter of 2010. Partial data is provided for the third calendar quarter of 2010. HSBC obtained the intraday prices information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Reference Share as an indication of future performance.

The Reference Share is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the Reference Share with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the Reference Share under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Cisco Systems, Inc.

According to publicly available information, Cisco Systems, Inc. (“CSCO”) designs, manufactures and sells Internet Protocol-based networking and other products related to the communications and information technology industry and provides services associated with these products and their use.  Information filed by CSCO with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-18225 or its CIK Code: 0000858877.  The common stock of CSCO is listed on The NASDAQ Stock Market under ticker symbol “CSCO”.

Historical Information

The following table sets forth the quarterly high and low intraday prices for CSCO’s common stock, based on daily intraday prices on the primary exchange for CSCO, as reported by Bloomberg. CSCO’s Closing Price on July 23, 2010 was $23.35. The actual Initial Share Price will be the Closing Price of CSCO’s common stock on the Trade Date. Past performance of the Reference Share is not indicative of the future performance of the Reference Share.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2005	3/31/2005	$19.61	$17.13	$17.89
4/1/2005	6/30/2005	$20.25	$17.01	$19.11
7/1/2005	9/30/2005	$20.23	$17.30	$17.93
10/3/2005	12/30/2005	$18.12	$16.83	$17.12
1/3/2006	3/31/2006	$22.00	$17.18	$21.67
4/3/2006	6/30/2006	$22.00	$19.08	$19.53
7/3/2006	9/29/2006	$23.50	$17.10	$23.00
10/2/2006	12/29/2006	$27.96	$22.80	$27.33
1/3/2007	3/30/2007	$28.99	$24.94	$25.53
4/2/2007	6/29/2007	$28.48	$25.31	$27.85
7/2/2007	9/28/2007	$33.37	$27.79	$33.11
10/1/2007	12/31/2007	$34.24	$26.82	$27.07
1/2/2008	3/31/2008	$27.30	$21.79	$24.09
4/1/2008	6/30/2008	$27.72	$22.91	$23.26
7/1/2008	9/30/2008	$25.25	$20.58	$22.56
10/1/2008	12/31/2008	$22.44	$14.21	$16.30
1/2/2009	3/31/2009	$17.98	$13.61	$16.77
4/1/2009	6/30/2009	$20.35	$16.30	$18.64
7/1/2009	9/30/2009	$23.87	$17.82	$23.54
10/1/2009	12/31/2009	$24.55	$22.55	$23.94
1/3/2010	3/31/2010	$26.84	$22.36	$26.03
4/1/2010	6/30/2010	$27.74	$21.24	$21.31
7/1/2010*	7/23/2010*	$23.96	$20.93	$23.35
* As of the date of this free writing prospectus available information for the third calendar quarter of 2010 includes data for the period from July 1, 2010 through July 23, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2010.

The graph below illustrates the performance of CSCO’s common stock from January 1, 2000 through July 23, 2010, based on information from Bloomberg. The dotted line represents a hypothetical Trigger Price, equal to 80% of the Closing Price on July 23, 2010. The actual Trigger Price will be based on the Closing Price of CSCO’s common stock on the Trade Date. Past performance of the Reference Share is not indicative of the future performance of the Reference Share.

Historical Performance of the common stock of Cisco Systems, Inc.

*The actual Trigger Price will be 80% of the Initial Share Price, which will be determined on the Trade Date.

Source: Bloomberg

Market Disruption Event

If an Observation Date or the Final Valuation Date is not a scheduled trading day, then such Observation Date or the Final Valuation Date, respectively, will be the next scheduled trading day.  If a Market Disruption Event (as defined below) exists on an Observation Date or the Final Valuation Date, then such Observation Date or the Final Valuation Date, respectively, will be the next scheduled trading day for which there is no Market Disruption Event.  If a Market Disruption Event exists with respect to an Observation Date or the Final Valuation Date on five consecutive scheduled trading days, then that fifth scheduled trading day will be an Observation Date or the Final Valuation Date (as applicable), and the Closing Price on such Observation Date or the Final Share Price (as applicable) will be determined by the Calculation Agent using its estimate of the exchange traded price for the Reference Share that would have prevailed but for that Market Disruption Event as of the valuation time on that scheduled trading day.  If an Observation Date is postponed, then the corresponding Call Settlement Date will also be postponed until the fourth business day following the postponed Observation Date.  If the Final Valuation Date is postponed, then the Maturity Date will also be postponed until the fourth business day following the postponed Final Valuation Date.

“Market Disruption Event” means any scheduled trading day on which any Relevant Exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the Calculation Agent determines is material:

(i)  any suspension of or limitation imposed on trading by any Relevant Exchanges or related exchanges or otherwise, whether by reason of movements in price exceeding limits permitted by the Relevant Exchanges or related exchanges or otherwise, (A) relating to the Reference Share or (B) in any futures or options contracts relating to the Reference Share, on any related exchange; or

(ii)  any event (other than any event described in (iii) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (A), if applicable, to effect transactions in, or obtain market values for the Reference Share or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the Reference Share on any relevant related exchange; or

(iii)  the closure on any scheduled trading day of any Relevant Exchange relating to the Reference Share or any related exchange prior to its scheduled closing time unless the earlier closing time is announced by the Relevant Exchange or related exchange at least one hour prior to the earlier of (a) the actual closing time for the regular trading session on the exchange and (b) the submission deadline for orders to be entered into the Relevant Exchange or related exchange for execution at the close of trading on that day.

“Related exchange” means each exchange or quotation system or any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to the Reference Share has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to Reference Share on such temporary substitute exchange or quotation system as on the original related exchange) on which futures or options contracts relating to the Reference Share are traded where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options related to the Reference Share.

 “Relevant Exchange” means any exchange or quotation system for the Reference Share, where such trading has a material effect (as determined by the calculation agent) on the overall market for trading of such securities.

“Scheduled closing time” means the scheduled weekday closing time of the Relevant Exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which all of the Relevant Exchanges and related exchanges are scheduled to be open for trading for their respective regular trading sessions.

The Calculation Agent will notify the Securities holders of the existence of a Market Disruption Event on any day that, but for the occurrence or existence of a Market Disruption Event, would have been the Final Valuation Date.

Anti-dilution and Reorganization Adjustments

Following the declaration by the issuer of the Reference Share of the terms of any Potential Adjustment Event (as defined below), the Calculation Agent will determine whether that Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of the Reference Share and, if so, will make such calculations and adjustments to the terms of the Securities as may be necessary in order to account for the economic effect of such event.

For purposes hereof, “Potential Adjustment Event” means the occurrence of any of the following after the issue date of the Securities:

(a) a subdivision, consolidation or reclassification of the Reference Share (unless a merger event), or a free distribution or dividend of any shares of the Reference Share to existing holders by way of bonus, capitalization or similar issue;

(b) a distribution or dividend to existing holders of the Reference Shares of (A) Reference Shares, or (B) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the issuer of the Reference Share equally or proportionately with such payments to holders of those shares or (C) other types of securities, rights or warrants or other assets, in any case for payment (cash or other) at less than the prevailing market price as determined by the Calculation Agent;

(c) an extraordinary dividend;

(d) a call by the issuer of the Reference Share in respect of shares of such issuer that are not fully paid;

(e) a repurchase by the issuer of Reference Shares of Reference Shares whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise; or

(f) any other similar event that may have a diluting or concentrative effect on the theoretical value of the Reference Shares.

Merger Event and Tender Offer

A “merger event” shall mean, in respect of Reference Shares, any (i) reclassification or change of the Reference Shares that results in a transfer of or an irrevocable commitment to transfer all Reference Shares outstanding, (ii) consolidation, amalgamation or merger of the issuer of Reference Shares with or into another entity (other than a consolidation, amalgamation or merger of the issuer of Reference Shares with or into another entity and which does not result in any such reclassification or change of all Reference Shares) or (iii) a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 100% of the outstanding Reference Shares that results in a transfer of or an irrevocable commitment to transfer all Reference Shares (other than those Reference Shares owned or controlled by the offeror), or (iv) consolidation, amalgamation, merger or binding share exchange of the issuer of Reference Shares or its subsidiaries with or into another entity in which the issuer of Reference Shares is the continuing entity and which does not result in a reclassification or change of the Reference Shares outstanding but results in the outstanding Reference Shares (other than Reference Shares owned or controlled by that other entity) immediately prior to that event collectively representing less than 50% of the outstanding Reference Shares immediately following that event, in each case if the approval date (as defined below) is on or before a Final Valuation Date.

A “tender offer” shall mean, in respect of the voting shares of an issuer of Reference Shares, any takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results in that entity or person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, not less than 10% of the outstanding voting shares of the issuer of Reference Shares as determined by the Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as the Calculation Agent deems relevant.

If a merger event or a tender offer occurs in respect of a Reference Share that is an American depositary share and the Reference Share is still publicly quoted, traded or listed on the New York Stock Exchange or the NASDAQ National Market or their successors in interest, then the Calculation Agent shall adjust such terms and conditions of the Securities as the Calculation Agent determines appropriate to account for that event.

If a merger event or tender offer occurs in respect of the Reference Shares and the Reference Shares are exchanged for new shares (with no other distributions of property in respect of the Reference Shares), and those new shares are publicly quoted, traded or listed on the New York Stock Exchange, the NASDAQ National Market or their successors in interest, then the Reference Shares shall be adjusted to comprise the number of new shares to which a holder of one Reference Share immediately prior to the occurrence of the merger event or tender offer, as the case may be, would be entitled upon consummation of the merger event or tender offer. The Calculation Agent shall also adjust such terms and conditions of the Securities as the Calculation Agent determines appropriate to account for that event and such new shares shall be deemed the Reference Share.

If a merger event or tender offer occurs and any distributions of property (other than the publicly quoted new shares referred to above) are made on the Reference Shares, in whole or in part, then the Calculation Agent shall accelerate the Maturity Date to the day which is five business days after the approval date (as defined below). On the Maturity Date, HSBC shall pay to each holder of a Security the Payment at Maturity, provided that for purposes of that calculation, the Final Share Price of the Reference Share will be deemed to be the value of all consideration received (or that would be received) in respect of that event, and the Final Valuation Date will be deemed to be the approval date. In addition, the Calculation Agent shall adjust the Payment at Maturity for the value of the imbedded options that would preserve for a holder of Securities the economic equivalent of any remaining payment obligations with respect to the Securities hereunder. The “approval date” is the closing date of a merger event, or, in the case of a tender offer, the date on which the person or entity making the tender offer acquires or acquires the right to obtain the relevant percentage of the voting shares of the issuer of Reference Shares, or if that date is not a scheduled trading day, the immediately preceding scheduled trading day.

Notwithstanding these alternative arrangements, a merger event or tender offer may affect the Reference Share in a manner that adversely affects the value of, and trading in, the Securities. Similarly, an adjustment or acceleration resulting from a merger event or a tender offer may adversely affect the value of, or the trading in, the Securities.

Share Delisting, Nationalization and Insolvency

A share delisting shall be deemed to have occurred if at any time during the period from and including the issue date to and including the Final Valuation Date the Reference Shares cease to be listed on the Relevant Exchange for those shares for any reason and are not immediately re-listed on a successor exchange which is the New York Stock Exchange, the NASDAQ National Market or a successor in interest (a “successor exchange”). If the Reference Share is immediately re-listed on a successor exchange, then the Reference Share shall continue to be deemed to be the Reference Share.

A nationalization shall be deemed to have occurred if, at any time during the period from and including the issue date to and including the Final Valuation Date, all or substantially all of the assets of an issuer of Reference Shares are nationalized, expropriated, or are otherwise required to be transferred to any governmental agency, authority or entity.

An insolvency shall be deemed to have occurred if, at any time during the period from and including the issue date to and including the Final Valuation Date, by reason of voluntary or involuntary liquidation, bankruptcy or insolvency or any analogous proceeding involving an issuer of Reference Shares (i) any Reference Shares are required to be transferred to a trustee, liquidator or other similar official or (ii) holders of Reference Shares become legally prohibited from transferring those shares.

If a nationalization, insolvency or share delisting occurs, the Calculation Agent shall accelerate the Maturity Date to the day which is five business days after the announcement date (as defined below). On the accelerated Maturity Date, HSBC shall pay to each holder of Securities the Payment at Maturity and for the purposes of that calculation, the Final Share Price of the Reference Share will be deemed to be the Closing Price on the scheduled trading day immediately prior to the announcement date. In addition, the Calculation Agent shall adjust the Payment at Maturity for the value of the imbedded options that would preserve for a holder of Securities the economic equivalent of any remaining payment obligations with respect to the Securities hereunder. The “announcement date” means (i) in the case of a nationalization, the day of the first public announcement by the relevant government authority that all or substantially all of the assets of the issuer of Reference Shares are to be nationalized, expropriated or otherwise transferred to any governmental agency, authority or entity, (ii) in the case of a delisting event, the day of the first public announcement by the Relevant Exchange that the Reference Shares will cease to trade or be publicly quoted on that exchange [or the deposit agreement is terminated] or (iii) in the case of an insolvency, the day of the first public announcement of the institution of a proceeding or presentation of a petition or passing of a resolution (or other analogous procedure in any jurisdiction) that leads to an insolvency with respect to the issuer of Reference Shares.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on the holders of Securities, absent manifest error.

Events of Default and Acceleration

If the Securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus except that the Final Share Price with respect to the Reference Share will be equal to the Closing Price of the Reference Share on the Final Valuation Date.  In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Final Share Price.  If a Market Disruption Event exists with respect to the Reference Share on that scheduled trading day, then the accelerated Final Valuation Date for the Reference Share will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date).  The accelerated maturity date will then be the fourth business day following the postponed accelerated Final Valuation Date.

If the Securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Securities.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

Supplemental Plan of Distribution

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC will agree to sell to the Agent, and the Agent will agree to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so.  HSBC or HSBC’s affiliate will enter into swap agreements or related hedge transactions with one of HSBC’s other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

See “Supplemental Plan of Distribution” on page S-52 in the accompanying prospectus supplement.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.